EXHIBIT 12.0

STATEMENT RE: RATIO OF EARNINGS TO FIXED CHARGES

	Years Ended December 31,
(dollars in thousands)	2010		2009		2008
Including Interest Paid on Deposits:
Earnings before income taxes	$837,471		$593,149		$53,794
Combined fixed charges:
Interest expense on deposits	216,540		212,815		348,393
Interest expense on borrowed funds	517,291		516,472		581,241
Appropriate portion (1/3) of rent expenses	12,016		9,369		9,250

Total fixed charges	$745,847		$738,656		$938,884

Earnings before income taxes and fixed charges	$1,583,318		$1,331,805		$992,678

Ratio of earnings to fixed charges	2.12	x	1.80	x	1.06	x

Excluding Interest Paid on Deposits:
Earnings before income taxes	$837,471		$593,149		$53,794
Combined fixed charges:
Interest expense on borrowed funds	517,291		516,472		581,241
Appropriate portion (1/3) of rent expenses	12,016		9,369		9,250

Total fixed charges	$529,307		$525,841		$590,491

Earnings before income taxes and fixed charges	$1,366,778		$1,118,990		$644,285

Ratio of earnings to fixed charges	2.58	x	2.13	x	1.09	x